Exhibit 99.1

[LOGO]

For Further Information Contact:

Gunther K. Buerman

Chairman of the Board

(585) 419-8604

FOR IMMEDIATE NEWS RELEASE:

June 30, 2005

American Rock Salt and Construction Contractors

Announce Settlement

Mt. Morris, NY (June 30) - American Rock Salt Company LLC, which owns the Hampton Corners Salt Mine near Mt. Morris, New York, and the construction contractors which built the mine, Frontier-Kemper Constructors, Inc., Flatiron Constructors, Inc., and the Frontier-Kemper/Flatiron Joint Venture, today jointly announced that they have reached a settlement agreement covering their lawsuit, which has been pending in U.S. District Court in Rochester, New York, since 2001. Under the terms of the settlement agreement, American Rock and the Frontier-Kemper and Flatiron companies have agreed to dismiss all claims and counterclaims, subject to limited exceptions, with no findings or admissions of liability by any party. The settlement also frees American Rock from any further obligations under a $32.1 million bond it posted as security when it discharged a mechanic’s lien Frontier-Kemper had filed against the mine arising out of the dispute between the two companies. The settlement does not, however, dispose of claims these settling parties have against several insurance companies and brokers, all of whom are third-party defendants in the litigation. That portion of the lawsuit will continue. Other terms of the settlement are confidential by agreement of the parties.

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